AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 9, 2015

Registration No. 333-206305

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Midatech Pharma PLC

(Exact name of registrant as specified in its charter)

England and Wales	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

65 Innovation Drive

Milton Park

Abingdon, Oxfordshire, OX14 4RQ, United Kingdom

Tel: +44 (0)1235 841 575

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

Tel: (212) 894-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Mark Busch, Esq. James Herriott, Esq. K&L Gates LLP 47th Floor Charlotte, NC 28202 Telephone: (704) 353-3140 Facsimile: (704) 331-7440	Samuel P. Williams, Esq. Timothy W. Matthews, Esq. Jason S. McCaffrey, Esq. Brown Rudnick LLP One Financial Center Boston, MA 02111 Telephone: (617) 856-8200 Facsimile: (617) 856-8201

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1, referred to as Amendment No. 1, to the Registration Statement on Form F-4 (File No. 333-206305) of Midatech Pharma PLC, referred to as the Registration Statement, is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 1. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Midatech’s articles of association provide that, subject to the Companies Act 2006 of the United Kingdom, every person who is or was at any time a director, alternate director, or former director of Midatech or of any of its subsidiaries may be indemnified out of the assets of Midatech against all costs, charges, expenses, losses, damages and liabilities incurred by him or her in performing his duties or the exercise of his or her powers or otherwise in relation to such group company. Generally, under the Companies Act 2006 of the United Kingdom, a company may not indemnify its directors against personal liability covering: liability to the company in cases where the company sues the director (i.e., only liability to third parties can be the subject of an indemnity); liability for fines for criminal conduct or fines imposed by a regulator; or other liabilities, such as legal costs, in criminal cases where the director is convicted, or in civil cases brought by the company where the final judgment goes against the director.

Midatech has entered into a deed of indemnity with each of its directors and officers. Except as prohibited by applicable law, these deeds of indemnity may require Midatech, among other things, to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such directors and officers in any action or proceeding arising out of their service as a director or officer of Midatech, or one of its subsidiaries, or arising out of the services provided to another company or enterprise at Midatech’s request.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(a)	The Exhibit Index is incorporated herein by reference.

See the Exhibit Index attached to this registration statement, which is incorporated herein by reference.

(b)	Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A)	Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B)	Paragraphs (1)(i), (a)(1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C)	Provided further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the U.S. for purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Abingdon, Oxfordshire, United Kingdom, on this September 9, 2015.

MIDATECH PHARMA PLC

By:	/s/ James N. Phillips
James N. Phillips, MB, ChB
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement on Form F-4 has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Title(s)	Date

/s/ James N. Phillips James N. Phillips, MB, ChB	Chief Executive Officer, Principal Executive Officer	September 9, 2015

/s/ Nicholas Robbins-Cherry Nicholas Robbins-Cherry	Finance Director, Principal Financial Officer, Principal Accounting Officer	September 9, 2015

* Rolf Stahel	Non-Executive Chairman of the Board	September 9, 2015

* John Johnston	Non-Executive Director	September 9, 2015

* Michele Luzi	Non-Executive Director	September 9, 2015

* Pavlo Protopapa	Non-Executive Director	September 9, 2015

* Simon Turton, Ph.D.	Senior Independent Non- Executive Director	September 9, 2015

* Sijmen de Vries, M.D.	Non-Executive Director	September 9, 2015

*By:	/s/ Nicholas Robbins-Cherry
Nicholas Robbins-Cherry Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement on Form F-4 has been signed by the undersigned on this 9th day of September 2015.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

Exhibit Index

Exhibit No.	Description

2.1**	Agreement and Plan of Merger, dated as of June 3, 2015, by and among Midatech Pharma PLC, Merlin Acquisition Sub, Inc., Duke Acquisition Sub, Inc., DARA BioSciences, Inc. and Shareholder Representative Services LLC, as stockholder representative (included as Annex A to the proxy statement/prospectus forming a part of this registration statement).

2.2**	Sale and Purchase Agreement, dated as of November 17, 2014, by and among Midatech Pharma Limited, certain primary sellers of Q Chip Limited named therein, certain warrantors of Q Chip Limited name therein and R. Ian Smith, as seller representative.

2.3**	Share Exchange Agreement, dated as of October 31, 2014, by and among Midatech Pharma PLC, Ippon Capital SA, Ferracom Establishment, MonoSol RX and Nanoline L.P. Limited.

3.1**	Articles of Association of Midatech Pharma PLC.

4.1**	Specimen certificate representing ordinary shares of Midatech Pharma PLC.

4.2*	Form of Deposit Agreement by and among Midatech Pharma PLC, Deutsche Bank Trust Company Americas, as depositary, and all owners and holders from time to time of American Depositary Shares issued thereunder.

4.3*	Form of American Depositary Receipt (included in Exhibit 4.2).

4.4*	Form of Warrant Assumption Agreement between Midatech Pharma PLC and certain holders of warrants of DARA BioSciences, Inc.

5.1*	Opinion of Brown Rudnick LLP regarding the validity of the securities being registered.

8.1**	Opinion of Brown Rudnick LLP regarding certain tax matters.

8.2**	Opinion of K&L Gates LLP regarding certain tax matters.

10.1**	Voting Agreement, dated as of June 3, 2015, by and between Midatech Pharma PLC and certain securityholders of DARA BioSciences, Inc. named therein (included as Annex B to the proxy statement/prospectus forming a part of this registration statement).

10.2**	Form of Contingent Value Rights Agreement by and among Midatech Pharma PLC, DARA BioSciences, Inc., Shareholder Representative Services LLC and [●], as rights agent (included as Annex C to the proxy statement/prospectus forming a part of this registration statement).

10.3+*	Midatech Pharma PLC 2014 Enterprise Management Incentive Scheme

10.4+*	Form of Option Agreement.

10.5**	Form of Warrant Exchange Agreement, dated as of November 28, 2014, by and between Midatech Pharma PLC and certain warrantholders of Midatech Limited.

10.6**	Nominated Advisor and Broker Agreement, dated as of December 2, 2014, by and between Midatech Pharma PLC and Panmure Gordon (UK) Limited.

10.7**	Orderly Market Agreement, dated as of December 3, 2014, by and among Midatech Pharma PLC, Bradman Continuum (H) Limited and Panmure Gordon (UK) Limited.

10.8**	Form of Lock-in Agreement, dated as of December 3, 2014, by and among Midatech Pharma PLC, Panmure Gordon (UK) Limited and certain stockholders of Midatech Pharma PLC.

10.9**	Form of Lock-in Agreement, dated as of December 3, 2014, by and among Midatech Pharma PLC, Panmure Gordon (UK) Limited and certain directors, related parties and employees of Midatech Pharma PLC.

Exhibit No.	Description

10.10**	Patent and Know-How Agreement, dated June 21, 2002, as amended on October 14, 2004, by and between Consejo Superior de Investigaciones Cientificas and Midatech Limited.

10.11†	Joint Venture Agreement, dated as of December 15, 2011, by and between MonoSol RX LLC and Midatech Limited.

10.12*	Collaboration and License Agreement, dated as of October 27, 2008, by and between MonoSol RX LLC and Midatech Limited.

10.13**	Research Collaboration Agreement, dated as of February 16, 2012, by and between Middlesex University and Midatech Limited.

10.14**	Research Collaboration Agreement, dated as of December 14, 2012, by and between The Open University and Midatech Limited.

10.15**	Consortium Agreement, dated as of June 25, 2012, by and among Midatech Limited, Cardiff University, Inserm-Transfert SA, Nanopass Technologies Ltd., Leiden University Medical Center, Kings College London, Institut National de la Sante et de la Recherche Medicale, Marseille and Linkopings University.

10.16**	Supply Agreement, dated as of July 9, 2013, by and between Q Chip Limited and Nova Laboratories Limited.

10.17**	Consultancy Agreement, dated as of April 15, 2014, by and between Midatech Limited and Chesyl Pharma Limited.

10.18+**	Service Agreement, dated as of December 3, 2014, by and between Midatech Pharma PLC and Dr. James Phillips.

10.19+**	Service Agreement, dated as of December 3, 2014, by and between Midatech Pharma PLC and Nicholas Robbins-Cherry.

10.20+**	Appointment Agreement, dated as of April 15, 2014, by and between Midatech Limited and Rolf Stahel.

10.21+**	Revised Appointment Agreement, dated as of December 2, 2014, by and between Midatech Pharma PLC and Rolf Stahel.

10.22+**	Form of Appointment Letter between Midatech Pharma PLC and certain directors of Midatech Pharma PLC.

10.23+**	Deed of Indemnity dated August 5, 2015.

10.24†	Formulation Feasibility Agreement, dated as of August 12, 2015, by and between Midatech Pharma PLC and Ophthotech Corporation.

16.1**	Letter of Critchleys LLP regarding change in certifying accountant.

21.1**	Subsidiaries of Midatech Pharma PLC.

23.1**	Consent of BDO LLP.

23.2**	Consent of BDO LLP.

23.3**	Consent of Horne LLP.

23.4*	Consent of Brown Rudnick LLP (included in Exhibit 5.1).

23.5**	Consent of Brown Rudnick LLP (included in Exhibit 8.1).

Exhibit No.	Description

23.6**	Consent of K&L Gates LLP (included in Exhibit 8.2).

24.1**	Power of Attorney for Midatech Pharma PLC.

99.1**	Form of Proxy Card of DARA BioSciences, Inc.

99.2**	Consent of Aquilo Partners, L.P.

*	To be filed by amendment.
**	Previously filed.
+	Management contract or compensatory plan or arrangement.
†	Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.